                             AMES DEPARTMENT STORES, INC.           Exhibit 20-B
                                  MAY RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                   May 1994           Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $148.3  $161.1   $158.7   $584.0   $597.3   $593.5

FIFO Margin     $              44.4    48.1     47.1    157.4    164.5    163.0
     Margin     %             29.9%   29.9%    29.7%    27.0%    27.5%    27.5%

Total Expenses                 40.7    42.9     43.0    169.8    175.3    170.3

Gain on Dispos. of Properties   0.2     0.1        -      2.0      1.9        -
                             ---------------------------------------------------
EBIT                            3.9     5.3      4.1    (10.4)    (8.9)    (7.3)

Net Interest Expense            2.3     2.8      1.7      8.2      9.6      8.2
Non-Cash Inc. Tax Prov.(Ben.)   0.5     0.8        -     (6.0)    (6.0)       -
Extra. Chg., net of tax ben.      -       -        -      1.5      1.5        -
                             ---------------------------------------------------
Net Income (Loss)              $1.1    $1.7     $2.4   ($14.1)  ($14.0)  ($15.5)
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)     (0.7)      -        -      0.8      1.5        -
Depr/Amort, LIFO, & other,net   0.9     0.1     (0.3)     2.3      0.0     (1.5)
                             ---------------------------------------------------
EBITDA                         $4.1    $5.4     $3.8    ($7.3)   ($7.4)   ($8.8)
                             ===================================================

BALANCE SHEET SUMMARY:                                  Balance at
                                                       end of Period
                                                      Actual    Plan
                                                     ------------------
Unrestricted Cash and Cash Equivalents                  $32.2    $33.0
Restricted Cash and Cash Equivalents                     55.3     69.3
Merchandise Inventories, LIFO                           505.6    500.1
Other Current Assets                                     39.8     33.7
                                                     ------------------
     Total Current Assets                               632.9    636.1
Net Fixed Assets                                         23.1     34.0
Other Assets and Deferred Charges                         1.2      1.3
                                                     ------------------
     Total Assets                                      $657.2   $671.4
                                                     ==================

Trade Accounts Payable                                 $101.7    $77.4
Short-Term Debt (Revolver)                              108.2    135.0
Other Current Liabilities                               235.7    251.3
                                                     ------------------
     Total Current Liabilities                          445.6    463.7
Long-Term Debt                                           43.2     43.1
Fresh-start Excess Net Assets (Negative Goodwill)        52.8     52.8
Unfavorable Lease Liability                              24.3     24.4
Other Long-Term Liabilities                              51.7     50.3
                                                     ------------------
     Total Liabilities & Fresh-St. Excess Net Assets    617.6    634.3
Paid-In-Capital                                          66.7     63.4
Retained Earnings (Deficit)                             (27.1)   (26.3)
                                                     ------------------
     Total Liabilities & Equity                        $657.2   $671.4
                                                     ==================

          * As reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1994) income summary represents 309 stores as compared to 306 stores in May 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 7 of 8